Exhibit 10.8

MANAGEMENT SUBSCRIPTION AGREEMENT

(Incentive Units)

THIS MANAGEMENT SUBSCRIPTION AGREEMENT (this “Agreement”) by and between 313 Acquisition LLC, a Delaware limited liability company (the “Company”), and the individual named on the Executive Master Signature Page hereto (“Executive”) is made as of the date set forth on such Executive Master Signature Page hereto.

WHEREAS, on the terms and subject to the conditions hereof, Executive desires to subscribe for and acquire from the Company, and the Company desires to issue and provide to Executive, a number of the Company’s Class B Units (the “Incentive Units”), in the amount set forth on Executive’s Master Signature Page, as hereinafter set forth;

WHEREAS, this Agreement is one of several agreements being entered into by the Company with certain persons who are or will be directors or key employees or advisors of the Company or one or more Subsidiaries (collectively with Executive, the “Management Investors”) as part of a management equity purchase plan designed to comply with Regulation D or Rule 701, as applicable, promulgated under the Securities Act (as defined below);

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.	Definitions.

1.1 Affiliate. An “Affiliate” of, or Person “Affiliated” with, a specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

1.2 Agreement. The term “Agreement” shall have the meaning set forth in the preface.

1.3 Board. The “Board” shall mean the Board of Directors of 313 Acquisition LLC.

1.4 Cause. The term “Cause” shall have the meaning ascribed to such term in Executive’s current Employment Agreement with the Company or one of its affiliates, as may be amended, modified or supplemented from time to time (the “Employment Agreement”).

1.5 Closing. The term “Closing” shall have the meaning set forth in Section 2.2.

1.6 Closing Date. The term “Closing Date” shall have the meaning set forth in Section 2.2.

1.7 Code. The term “Code” means the Internal Revenue Code of 1986, as amended.

1.8 Company. The term “Company” shall have the meaning set forth in the preface.

1.9 Cost. The term “Cost” shall mean the price per Unit paid by Executive, if any, as proportionately adjusted for all subsequent distributions of Incentive Units and other recapitalizations and less the amount of any distributions made with respect to the Incentive Units pursuant to the Company’s organizational documents; provided that “Cost” may not be less than zero.

1.10 Disability. The term “Disability” shall have the meaning ascribed to such term in Executive’s Employment Agreement.

1.11 Employee and Employment. The term “employee” shall mean, without any inference as to negate Executive’s status as a member of the Company for all purposes hereunder (subject to the terms hereof) and for federal and other tax purposes, any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Code) of the Company or any of its Subsidiaries, and the term “employment” shall include service as a part- or full-time employee or Board member to the Company or any of its Subsidiaries.

1.12 Executive. The term “Executive” shall have the meaning set forth in the preface.

1.13 Executive’s Family Group. The term “Executive’s Family Group” shall have the meaning set forth in Section 4.1(a).

1.14 Fair Market Value. The term “Fair Market Value” used in connection with the value of Incentive Units shall mean (a) if there is a public market for the equity of the Company on the applicable date, the value for the Incentive Units shall be implied by the average of the high and low closing bid prices of such equity during the last 10 trading days on the stock exchange on which the equity is principally trading or (b) if there is no public market for the equity, the value for the Incentive Units shall be determined by the Board in good faith after consultation with the Chief Executive Officer of the Company or its principal operating subsidiaries, as applicable (it being understood that the “Fair Market Value” of the Incentive Units shall be determined based on an equity valuation of the Company, which could then be converted formulaically into a fair market value for the Incentive Units by reference to the application of the distribution and dissolution provisions contained in Section 5.2 of the LLC Agreement).

1.15 Financing Default. The term “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of the Company or its Affiliates from time to time and any restrictive financial covenants contained in the organizational documents of the Company or its Affiliates.

1.16 LLC Agreement. The term “LLC Agreement” shall mean the LLC Agreement dated as of the Closing Date among the Company and its members, as it may be amended or supplemented thereafter from time to time.

1.17 Management Investors. The term “Management Investors” shall have the meaning set forth in the preface.

1.18 Permitted Transferee. The term “Permitted Transferee” means any Person to whom Executive transfers Incentive Units in accordance with the LLC Agreement and the Securityholders Agreement (other than the Sponsor and the Company and their respective Affiliates and except for transfers pursuant to a Public Offering).

1.19 Person. The term “Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

1.20 Public Offering. The term “Public Offering” shall have the meaning set forth in the LLC Agreement.

1.21 Restrictive Covenant Violation. The term “Restrictive Covenant Violation” shall mean Executive’s material breach of any provision of Appendix A hereto, or of any agreement with the Company or its Subsidiaries (whether currently in existence or arising in the future from time to time) containing covenants regarding non-competition, non-solicitation, non-disparagement and/or non-disclosure obligations (collectively, “Restrictive Covenants”).

1.22 Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.23 Securityholders Agreement. The term “Securityholders Agreement” shall mean the Securityholders Agreement dated as of the Closing Date among the Sponsor, the Management Investors and the Company, as it may be amended or supplemented thereafter from time to time.

1.24 Sponsor. The term “Sponsor” means The Blackstone Group, L.P.

1.25 Subsidiary. The term “Subsidiary” means any corporation, limited liability company, partnership or other entity with respect to which another specified entity has the power to vote or direct the voting of sufficient securities to elect directors (or comparable authorized persons of such entity) having a majority of the voting power of the board of directors (or comparable governing body) of such entity.

1.26 Termination Date. The term “Termination Date” means the date upon which Executive’s employment with the Company and its Subsidiaries is terminated for any reason (including death or Disability).

1.27 Transaction Agreement. The term “Transaction Agreement” means the Transaction Agreement dated as of September 16, 2012 between the Company; 313 Group Inc., 313 Technologies Inc., 313 Solar Inc., APX Group, Inc., a Delaware corporation (“APX”), V Solar Holdings, Inc., a Delaware corporation (“Solar”), 2GIG Technologies, Inc., a Delaware corporation (“2GIG”), and the representatives party thereto.

1.28 Unvested Incentive Units. The term “Unvested Incentive Units means, with respect to Executive’s Incentive Units, the number of such Incentive Units that are not “Vested Incentive Units”.

1.29 Vested Incentive Units. The term “Vested Incentive Units” shall mean, with respect to an Executive’s Incentive Units, the number of such Incentive Units that are vested and nonforfeitable, as determined in accordance with Schedules A-1, A-2 and A-3 attached hereto.

2.	Subscription for Incentive Units.

2.1 Grant of Incentive Units. Pursuant to the terms and subject to the conditions set forth in this Agreement, Executive hereby subscribes for, and the Company hereby agrees to issue to Executive on the Closing Date, the number of Incentive Units set forth on Executive’s Master Signature Page in exchange for services performed for the Company and its Subsidiaries by Executive, and subject to vesting in accordance with Schedules A-1, A-2 and A-3 attached hereto.

2.2 The Closing. The closing (the “Closing”) of the grant of Incentive Units hereunder shall take place immediately prior to the “Effective Time” of the “Mergers under the Transaction Agreement (the “Closing Date”).

2.3 Section 83(b) Election. Within 10 days after the Closing, Executive shall provide the Company with a copy of a completed election with respect to the Incentive Units subscribed for at the Closing under Section 83(b) of the Code, and the regulations promulgated thereunder in the form attached to the Executive Master Signature Page hereto. Executive shall file (via certified mail, return receipt requested) such election with the Internal Revenue Service and shall thereafter notify the Company it has made such timely filings. Executive should consult his or her tax advisor regarding the consequences of Section 83(b) elections, as well as the receipt, vesting, holding and sale of Incentive Units.

2.4 Closing Conditions. Notwithstanding anything in this Agreement to the contrary, the Company shall be under no obligation to issue, sell or grant to Executive any Incentive Units unless (i) Executive is an employee of, or consultant to, the Company or one of its Subsidiaries on the Closing Date; (ii) the representations of Executive contained in Section 3 hereof are true and correct in all material respects as of the Closing Date and (iii) Executive is not in breach of any agreement, obligation or covenant herein required to be performed or observed by Executive on or prior to the Closing Date.

3.	Investment Representations and Covenants of Executive.

3.1 Incentive Units Unregistered. Executive acknowledges and represents that Executive has been advised by the Company that:

(a) the offer and sale of the Incentive Units have not been registered under the Securities Act;

(b) the Incentive Units must be held indefinitely and Executive must continue to bear the economic risk of the investment in the Incentive Units unless the offer and sale of such Incentive Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available (or as otherwise provided in the LLC Agreement or the Securityholders Agreement);

(c) there is no established market for the Incentive Units and it is not anticipated that there will be any public market for the Incentive Units in the foreseeable future;

(d) a restrictive legend in the form set forth below and such as may be determined by the Company pursuant to the LLC Agreement shall be placed on the certificates, if any, representing the Incentive Units:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN A MANAGEMENT SUBSCRIPTION AGREEMENT WITH THE ISSUER, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

(e) a notation shall be made in the appropriate records of the Company indicating that the Incentive Units are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Incentive Units.

4.	Additional Investment Representations. Executive represents and warrants that

(a) Executive’s financial situation is such that Executive can afford to bear the economic risk of holding the Incentive Units for an indefinite period of time, has adequate means for providing for Executive’s current needs and personal contingencies, and can afford to suffer a complete loss of Executive’s investment in the Incentive Units;

(b) Executive’s knowledge and experience in financial and business matters are such that Executive is capable of evaluating the merits and risks of the investment in the Incentive Units;

(c) Executive understands that the Incentive Units are a speculative investment which involves a high degree of risk of loss of Executive’s investment therein, there are substantial restrictions on the transferability of the Incentive Units and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Incentive Units and, accordingly, it may not be possible for Executive to liquidate Executive’s investment in case of emergency, if at all;

(d) the terms of this Agreement provide that if Executive ceases to be an employee of the Company or its Subsidiaries, the Company may have the right to repurchase the Incentive Units at a price which may, under certain circumstances, be less than the Fair Market Value thereof;

(e) Executive understands and has taken cognizance of all the risk factors related to the purchase of the Incentive Units and, other than as set forth in this Agreement, no representations or warranties have been made to Executive or Executive’s representatives concerning the Incentive Units or the Company or their prospects or other matters;

(f) Executive has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its Subsidiaries, the LLC Agreement, the Securityholders Agreement, the Company’s organizational documents and the terms and conditions of the purchase of the Incentive Units and to obtain any additional information which Executive deems necessary;

(g) all information which Executive has provided to the Company and the its representatives concerning Executive and Executive’s financial position is complete and correct as of the date of this Agreement; and

(h) Executive is or is not an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, as indicated on Executive’s Master Signature Page.

4.2 Other Representations. Executive acknowledges that the Sponsor and its Affiliates may, from time to time, provide services to the Company and its Affiliates for which a fee will be paid by the Company or its Affiliates, including an annual monitoring/advisory fee. Such services and fees will be in accordance with the terms of the agreement covering services and fees and related matters as previously provided to Executive (the “Services Agreement”), or in accordance with the terms of another agreement, provided that the terms of any other agreement are not materially less favorable in the aggregate to the Company than those contained in the Services Agreement.

5.	Certain Sales and Forfeitures Upon Termination of Employment.

5.1 Put Option.

(a) Prior to an IPO, if Executive’s employment with the Company and its Subsidiaries is terminated (x) due to the death of Executive or (y) by the Company and its Subsidiaries as a result of the Disability of Executive, then Executive and Executive’s Permitted Transferees (hereinafter sometimes collectively referred to as the “Executive’s Family Group”) shall have the right, subject to the provisions of Section 5 hereof, for 180 days following the date that is 210 days after the Termination Date, to sell to the Company (the “Put Right”), and the Company shall be required to purchase (subject to the provisions of Section 5 hereof), on one occasion from each member of Executive’s Family Group, all (but not less than all) of the number of Vested Incentive Units then held by Executive’s Family Group that equals all such Vested Incentive Units collectively held by Executive’s Family Group at a price per Unit equal to Fair Market Value of such Vested Incentive Units (measured as of the date that the relevant election to purchase such Incentive Units is delivered (the “Repurchase Notice Date”)). In order to exercise its rights with respect to the Vested Incentive Units pursuant to this Section 5.1(a), Executive’s Family Group shall also be required to simultaneously exercise any similar rights it may have with respect to any other Incentive Units of the Company held by Executive’s Family Group in accordance with the terms of the agreements pursuant to which such other Incentive Units were acquired from the Company.

(b) If Executive’s Family Group desires to exercise the Put Right, the members of Executive’s Family Group shall send one written notice to the Company setting forth such members’ intention to collectively sell all of their Vested Incentive Units pursuant to

Section 5.1(a), which notice shall include the signature of each member of Executive’s Family Group. Subject to the provisions of Section 6.1, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 60th day after the giving of such notice.

5.2 Call Option.

(a) If Executive’s employment with the Company and its Subsidiaries terminates for any reason or in the event of a Restrictive Covenant Violation, the Company shall have the right and option, but not the obligation, to purchase any or all of the Vested Incentive Units and Unvested Incentive Units of Executive and Executive’s Family Group, during either of the one-year periods following each of (x) the Termination Date, (y) the date on which a Restrictive Covenant Violation occurs (or, if later, the date on which the Board has actual knowledge thereof) or (z) the date that is six months and one day after the date on which the Executive became fully vested in the applicable Incentive Units for accounting purposes (or, in the case of either clause (x) or (y), such later date as is necessary in order to avoid the application of adverse accounting treatment to the Company); provided that, in connection with a Qualifying Termination (as defined in Schedule A-1), no exercise of such option with respect to Unvested Incentive Units may occur until the end of the Post-Termination Vesting Period (as defined in Schedule A-1) (the “Call Option”), in each case, at a price per Incentive Unit equal to the applicable purchase price determined as follows (it being understood that if Incentive Units subject to repurchase hereunder may be repurchased at different prices, the Company may elect to repurchase only the portion of the Incentive Units subject to repurchase hereunder at the lower price):

(i) Death or Disability. If Executive’s employment with the Company and its Subsidiaries is terminated (x) due to the death of Executive or (y) by the Company and its Subsidiaries as a result of the Disability of Executive, then the purchase price per Incentive Unit will be:

(A) the purchase price per Vested Incentive Unit will be Fair Market Value (measured as of the Repurchase Notice Date); and

(B) the purchase price per Unvested Incentive Unit will be the lesser of (1) Fair Market Value (measured as of the Repurchase Notice Date) and (2) Cost;

(ii) Termination with Cause; Voluntary Resignation when Grounds Exist for Cause; Early Voluntary Resignation. If Executive’s employment with the Company and its Subsidiaries is terminated (x) by the Company or any of its Subsidiaries with Cause, (y) by Executive at a time when grounds exist for a termination with Cause, or (z) by Executive without Good Reason prior to the second anniversary of the Mergers (as defined in the Transaction Agreement) (or, if Executive commences employment after the Mergers, the second anniversary of Executive’s date of hire), then the purchase price per Incentive Unit (whether a Vested Incentive Unit or an Unvested Incentive Unit) will be the lesser of (A) Fair Market Value (measured as of the Repurchase Notice Date) and (B) Cost;

(iii) Termination without Cause; Other Voluntary Resignation. If Executive’s employment with the Company and its Subsidiaries is terminated (x) by the Company without Cause or (y) by Executive under circumstances where Section 5.2(a)(i) and (ii) do not apply, then the purchase price per Incentive Unit will be:

(A) for Vested Incentive Units, Fair Market Value (measured as of the Repurchase Notice Date); and

(B) for Unvested Incentive Units, the lesser of (a) Fair Market Value (measured as of the Repurchase Notice Date) and (b) Cost.

(iv) Restrictive Covenant Violation. If a material Restrictive Covenant Violation occurs, then the purchase price per Incentive Unit (whether a Vested Incentive Unit or an Unvested Incentive Unit) will be the lesser of (A) Fair Market Value (measured as of the Repurchase Notice Date) and (B) Cost.

The Call Option (except in the case of any event described in Section 4.2(a)(ii) and (iv)) shall expire upon the occurrence of an IPO.

(c) (i) If Executive’s employment with the Company and its Subsidiaries is terminated for any reason other than a Qualifying Termination, all Unvested Incentive Units will be forfeited (or, to the extent a forfeiture is not permissible under applicable law for any reason, the Unvested Incentive Units shall be subject to the Call Option in Section 5.2(a) applicable to Unvested Incentive Units in the case of the applicable termination event), with the purchase price per Unvested Incentive Unit equal to the lesser of (A) Fair Market Value (measured as of the Repurchase Notice Date) and (B) Cost).

(ii) Any Incentive Units which are Unvested Incentive Units following the expiration of the Post-Termination Vesting Period shall be immediately forfeited by Executive (or to the extent a forfeiture is not permissible under applicable law for any reason, the Unvested Incentive Units shall be subject to the Call Option applicable to Unvested Incentive Units in the case of the applicable termination event, with the purchase price per Unvested Incentive unit equal to the lesser of (A) Fair Market Value (measured as of the Repurchase Notice Date) and (B) Cost.

(d) If the Company desires to exercise the Call Option pursuant to this Section 5.2, the Company shall, not later than the expiration of the period set forth in Section 5.2(a) send written notice to each member of Executive’s Family Group of its intention to purchase Incentive Units, specifying the number of Incentive Units to be purchased (the “Call Notice”). Subject to the provisions of Section 6, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 30th day after the giving of the Call Notice.

(e) Notwithstanding the foregoing, if the Company elects not to exercise the Call Option pursuant to this Section 5.2, the Sponsor may elect to cause one of its Affiliates or another designee to purchase such Incentive Units at any time on the same terms and conditions set forth in this section 5.2 by providing written notice to each member of Executive’s Family Group of its intention to purchase Incentive Units.

5.3 Obligation to Sell Several. If there is more than one member of Executive’s Family Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other member thereof, and the closing of the purchases from such other members by the Company shall not excuse, or constitute a waiver of its rights against, the defaulting member.

6.	Certain Limitations on the Company’s Obligations to Purchase Incentive Units

6.1 Deferral of Purchases. (a) Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to purchase any Incentive Units at any time pursuant to Section 5, regardless of whether it has delivered a Call Notice or received a Put Notice, (i) to the extent that the purchase of such Incentive Units would result in (A) a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries or any of its or their property, or (B) after giving effect thereto, a Financing Default; (ii) if immediately prior to such purchase there exists a Financing Default which prohibits such purchase; or (iii) to the extent that there is a lack of available cash on hand of the Company. The Company shall, within fifteen (15) days of learning of any such fact, so notify Executive that it is not obligated to purchase hereunder.

(b) Notwithstanding anything to the contrary contained herein, any Incentive Units which the Company elects or is required to purchase, but which in accordance with Section 6.1(a) is not purchased at the applicable time provided in Section 5, shall be purchased by the Company (x) by delivery of a promissory note for the applicable purchase price payable at such time as would not result in a Financing Default, bearing interest at the prime lending rate in effect as of the date of the exercise of the call right or at the Applicable Federal Rate at such time, if greater; or (y) if purchase by delivery of a promissory note as described in clause (x) is not permitted due to the terms of any outstanding Company indebtedness, or otherwise, then, for the applicable purchase price (measured as of the actual purchase date) on or prior to the fifteenth (15th) day after such date or dates that the purchase of such Incentive Units are no longer prohibited under Section 6.1(a) and the Company shall give Executive five (5) days’ prior notice of any such purchase.

(c) Notwithstanding anything herein to the contrary, (i) at any time during the 10 day period following the expiration of the 15 day period referred to in the last sentence of Section 6.1(a), Executive or Executive’s Family Group may withdraw the Incentive Units subject to the put option described in Section 5.1 or the call right in Section 5.2, as applicable, (ii) in the case of a previously exercised put option, the closing of such put transaction shall be suspended during such 10 day period and such transaction shall be cancelled if Executive or Executive’s Family Group withdraws the Incentive Units and (iii) in the case of a previously exercised call right, such transaction shall be cancelled if the Executive or the Executive’s Family Group withdraws the Incentive Units.

6.2 Payment for Incentive Units. If at any time the Company elects or is required to purchase any Incentive Units pursuant to Section 4, the Company shall pay the purchase price for the Incentive Units it purchases (i) first, by the cancellation of any indebtedness, if any, owing from Executive to the Company or any of its Subsidiaries (which indebtedness shall be applied pro rata against the proceeds receivable by each member of Executive’s Family Group receiving consideration in such repurchase) and (ii) then, by the Company’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments, if any, representing the Incentive Units so purchased, duly endorsed; provided that if (x) any of the conditions set forth in Section 6.1 exists or (y) such purchase of Incentive Units would result in a Financing Default, in each case which prohibits such cash payment (either directly or indirectly as a result of the prohibition of a related cash dividend or distribution) (each a “Cash Payment Restriction”), the portion of the cash payment so prohibited may be made, to the extent such payment is not prohibited, by the Company’s delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of any debt outstanding under the senior financing agreements and any modifications, renewals, extensions, replacements and refunding of all such indebtedness) of the Company (a “Junior Subordinated Note”) in a principal amount equal to the balance of the purchase price, payable within ten days after the Cash Payment Restriction no longer exists, and bearing interest payable (and compounded to the extent not so paid) as of the last day of each year at the “prime rate” as published for JP Morgan Chase Bank from time to time, and all such accrued and unpaid interest payable on the date of the payment of principal (or, if applicable, the last installment of principal), with payments to be applied in the order of: first to any enforcement costs incurred by Executive or Executive’s Family Group, second to interest and third to principal. The Company shall have the rights set forth in clause (i) of the first sentence of this Section 6.2 whether or not the member of Executive’s Family Group selling such Incentive Units is an obligor of the Company. The principal of, and accrued interest on, any such Junior Subordinated Note may be prepaid in whole or in part at any time at the option of the Company. To the extent that the Company is prohibited from paying accrued interest, that is required to be paid on any Junior Subordinated Note prior to maturity, due to the existence of any Cash Payment Restriction, such interest shall be cumulated, compounded annually, and accrued until and to the extent that such Cash Payment Restriction no longer exists, at which time such accrued interest shall be immediately paid. Notwithstanding any other provision in this Agreement, the Company may elect to pay the purchase price hereunder in shares or other equity securities of one of its respective direct or indirect Subsidiaries with a fair market value equal to the applicable purchase price, provided that such Subsidiary promptly repurchases such shares or other equity securities for cash equal to the applicable purchase price or a Junior Subordinated Note with a principal amount equal to the applicable purchase price.

6.3 Repayment of Proceeds. If the Executive’s employment is terminated by the Company for Cause or the Executive engages in any Restrictive Covenant Violation or the Company discovers after a termination of employment that grounds for a termination with Cause existed at the time thereof, then Executive shall be required to pay to the Company, within 10 business days’ of the Company’s request to Executive therefor, an amount equal to the excess, if any, of (A) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Executive or any of Executive’s Permitted Transferees received upon the sale or other disposition of, or distributions in respect of, Executive’s Incentive Units over (B) the aggregate Cost for such Incentive Units. Any reference in this Agreement to grounds existing for a termination with Cause shall be determined after application of any notice period, cure period or other procedural delay or event required prior to finding of, or termination for, Cause. The foregoing remedy shall not be exclusive.

7.	Restrictive Covenants (Appendix A).

Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees, in Executive’s capacity as an investor and equity holder in the Company and its Affiliates, to the Restrictive Covenants contained in Appendix A to this Agreement and/or incorporated herein by reference. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1 of Appendix A (or a material breach or material threatened breach of any of the provisions of Section 2 of Appendix A of this Agreement) would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach by Executive, regardless of whether a transfer of Incentive Units to a Permitted Transferee has occurred and in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

8.	Miscellaneous.

8.1 Transfers. Prior to the transfer of Incentive Units to a Permitted Transferee, Executive shall deliver to the Company a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Incentive Units transferred to such Person will continue to be Incentive Units for purposes of this Agreement in the hands of such Person. Any transfer or attempted transfer of Incentive Units in violation of any provision of this Agreement or the Securityholders Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Incentive Units as the owner of such Incentive Units for any purpose.

8.2 Recapitalizations, Exchanges, Etc., Affecting Incentive Units. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Incentive Units, to any and all (i) securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Incentive Units, by reason of any dividend payable in Incentive Units, issuance of Incentive Units, combination, recapitalization, reclassification, merger, consolidation or otherwise and (ii) securities of any Subsidiary of the Company or any of its or their successors or assigns (whether by merger, consolidation, sale of assets or otherwise) upon distribution of such securities to any holder of Co-Investment Units by reason of any dividend to such holder paid in such securities.

8.3 Executive’s Employment by the Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any Subsidiary of the Company to employ Executive in any capacity whatsoever or to prohibit or restrict the Company (or any such Subsidiary) from terminating the employment of Executive at any time or for any reason whatsoever, with or without Cause.

8.4 Cooperation. Executive agrees to cooperate with the Company in taking action reasonably necessary to consummate the transactions contemplated by this Agreement

8.5 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Transferee shall derive any rights under this Agreement unless and until such Transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement; and provided further that the Sponsor is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.

8.6 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving

8.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein (except that the provisions of Section 1 of Appendix A shall be governed by the law of the state where Executive is principally employed by the Company or its Subsidiaries or, if the Executive and the Company or its Subsidiaries are party to an Employment Agreement, the law of the state that governs such a Employment Agreement). Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of the Company and the members of Executive’s Family Group hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each of the members of Executive’s Family Group and the Company hereby irrevocably waives (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of New York, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

8.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

c/o 313 Acquisition LLC

4931 North 300 West

Provo, Utah 84604

Attention: General Counsel

and

The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Attention: Peter Wallace

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Gregory T. Grogan

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

8.9 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof, including the Restrictive Covenants, contain the entire understanding of the parties with respect to the subject matter hereof and thereof, provided that if the Company or its Affiliates is a party to one or more agreements with Executive related to the matters subject to Section 6 and Appendix A, such other agreements shall remain in full force and effect and continue in addition to this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, subject to the proviso in the first sentence of this Section.

8.10 Counterparts. This Agreement may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument

8.11 Injunctive Relief. Executive and Executive’s Permitted Transferees each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

8.12 Rights Cumulative; Waiver. The rights and remedies of Executive and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

*    *    *    *    *

*    *    *    *    *

This Management Subscription Agreement between the Company and the Executive named on the Executive Master Signature Page hereto is dated and executed as of the date set forth on such Executive Master Signature Page.

*    *    *    *    *

SCHEDULE A-1

Time-Vesting Incentive Units

1. With regard to one-third of the Incentive Units (the “Time-Vesting Incentive Units”) granted hereunder, the percentage of such Incentive Units that will be Vested Incentive Units in respect of a Termination Date occurring:

•

prior to the first anniversary of the later of (a) the Closing Date (as defined in the Transaction Agreement) or (b) the date on which Executive commenced employment with the Company or its Subsidiaries (the later of such dates, the “Vesting Reference Date”), will be 0%;

•	on or after the first anniversary of the Vesting Reference Date, but prior to the second anniversary of the Vesting Reference Date, will be 20%;

•	on or after the second anniversary of the Vesting Reference Date, but prior to the third anniversary of the Vesting Reference Date, will be 40%;

•	on or after the third anniversary of the Vesting Reference Date, but prior to the fourth anniversary of the Vesting Reference Date, will be 60%;

•	on or after the fourth anniversary of the Vesting Reference Date, but prior to the fifth anniversary of the Vesting Reference Date, will be 80%;

•	on or after the fifth anniversary of the Vesting Reference Date, will be 100%.

2. Notwithstanding the foregoing, immediately prior to and following the occurrence of a Change of Control (as defined in the Securityholders Agreement) that occurs prior to the Termination Date, 100% of the Time-Vesting Incentive Units that are Unvested Incentive Units shall become Vested Incentive Units.

3. Notwithstanding any provision of the Agreement to the contrary, including without limitation Section 5.2(b) of the Agreement, if a Qualifying Termination occurs while any Time-Vesting Incentive Units are Unvested Incentive Units, such Unvested Incentive Units shall not be forfeited and shall remain outstanding and eligible to become Vested Incentive Units in accordance with Section 2 of this Schedule A-1 for the Post-Termination Vesting Period.

4. Any time-Vesting Incentive Units that are Unvested Incentive Units following the expiration of the Post-Termination Vesting Period shall be immediately forfeited by Executive (or to the extent a forfeiture is not permissible under applicable law for any reason, the Unvested Incentive Units shall be subject to the Call Option in Section 5.2 applicable to Unvested Incentive Units in the case of the applicable termination event, with the purchase price per Unvested Incentive unit equal to the lesser of (A) Fair Market Value (measured as of the Repurchase Notice Date) and (B) Cost.

5.	Definitions.

1

(a) Good Reason shall have the meaning ascribed to such term in Executive’s current Employment Agreement.

(b) Post-Termination Vesting Period means the one-year period beginning on the Termination Date.

(c) Qualifying Termination means a termination of Executive’s Employment by the Company without Cause (excluding any termination of Executive’s Employment by the Company and its Subsidiaries as a result of the death or Disability of Executive) or by Executive while Good Reason exists.

2

SCHEDULE A-2

2.0x Exit-Vesting Incentive Units

1. One-third of the Incentive Units (the “2.0x Exit-Vesting Incentive Units”) will initially be Unvested Incentive Units.

2. The 2.0x Exit-Vesting Incentive Units shall become Vested Incentive Units at such time, prior to a Termination Date, that the Sponsor shall have received cash proceeds in respect of its investment in the Class A Units of the Company (the “Class A Units”) held from time to time by the Sponsor in an amount necessary to ensure both (x) a return equal to 2.0 times the Sponsor’s cumulative invested capital in respect of the Class A Units, and (y) an annual internal rate of return of at least 20% on the Sponsor’s cumulative invested capital in respect of the Class A Units.

3. Notwithstanding any provision of the Agreement to the contrary, including without limitation Section 5.2(b) of the Agreement, if a Qualifying Termination occurs while any 2.0x Exit-Vesting Incentive Units are Unvested Incentive Units, such Unvested Incentive Units shall not be forfeited and shall remain outstanding and eligible to become Vested Incentive Units if a Change of Control occurs during such Post-Termination Vesting Period and, as a result of such Change in Control, the vesting conditions set forth in Section 2 of this Schedule A-2 are satisfied during the Post-Termination Vesting Period.

4. Any 2.0x Exit-Vesting Incentive Units that are Unvested Incentive Units following the expiration of the Post-Termination Vesting Period shall be immediately forfeited by Executive (or, to the extent a forfeiture is not permissible under applicable law for any reason, the Unvested Incentive Units shall be subject to the Call Option in Section 5.2 applicable to Unvested Incentive Units in the case of the applicable termination event, with the purchase price per Unvested Incentive Unit equal to the lesser of (A) Fair Market Value (measured as of the Repurchase Notice Date) and (B) Cost).

1

SCHEDULE A-3

3.0x Exit-Vesting Incentive Units

1. One-third of the Incentive Units (the “3.0x Exit-Vesting Incentive Units”) will initially be Unvested Incentive Units.

2. The 3.0x Exit-Vesting Incentive Units shall become Vested Incentive Units at such time, prior to a Termination Date, that the Sponsor shall have received cash proceeds in respect of its investment in the Class A Units held from time to time by the Sponsor in an amount necessary to ensure both (x) a return equal to 3.0 times the Sponsor’s cumulative invested capital in respect of the Class A Units, and (y) an annual internal rate of return of at least 25% on the Sponsor’s cumulative invested capital in respect of the Class A Units.

3. Notwithstanding any provision of the Agreement to the contrary, including without limitation Section 5.2(b) of the Agreement, if a Qualifying Termination occurs while any 3.0x Exit-Vesting Incentive Units are Unvested Incentive Units, such Unvested Incentive Units shall not be forfeited and shall remain outstanding and eligible to become Vested Incentive Units if a Change of Control occurs during such Post-Termination Vesting Period and, as a result of such Change in Control, the vesting conditions set forth in Section 2 of this Schedule A-3 are satisfied during the Post-Termination Vesting Period.

4. Any 3.0x Exit-Vesting Incentive Units that are Unvested Incentive Units following the expiration of the Post-Termination Vesting Period shall be immediately forfeited by Executive (or, to the extent a forfeiture is not permissible under applicable law for any reason, the Unvested Incentive Units shall be subject to the Call Option in Section 5.2 applicable to Unvested Incentive Units in the case of the applicable termination event, with the purchase price per Unvested Incentive Unit equal to the lesser of (A) Fair Market Value (measured as of the Repurchase Notice Date) and (B) Cost).

1

Appendix A

Restrictive Covenants

1. Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i) During Executive’s employment with the Company or its Affiliates (the “Employment Term”) and for a period of two years following the date Executive ceases to be employed by the Company or its Subsidiaries (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Executive (or his direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment.

(ii) During the Restricted Period, Executive will not directly or indirectly:

(A) engage in the Business anywhere in the United States, or in any geographical area that is within 100 miles of any geographical area where the Restricted Group engages in the Business, including, for the avoidance of doubt, by entering into the employment of or rending any services to a Core Competitor, except where such employment or services do not relate in any manner to the Business;

(B) acquire a financial interest in, or otherwise become actively involved with, any Person engaged in the Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(C) intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(iii) Notwithstanding anything to the contrary in this Appendix A, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Core Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(iv) During the Employment Term and for a period of two years from the date Executive ceases to be employed by the Company or its Subsidiaries, Executive will

Appendix A-1

not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;

(B) hire any executive-level employee who was employed by the Restricted Group as of the date of Executive’s termination of employment with the Company or who left the employment of the Restricted Group coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company; or

(C) encourage any material consultant of the Restricted Group to cease working with the Restricted Group.

(v) For purposes of this Agreement:

(A) “Restricted Group” shall mean, collectively, the Company and its subsidiaries and, to the extent engaged in the Business, their respective Affiliates (including The Blackstone Group L.P. and its Affiliates).

(B) “Business” shall mean (1) origination, installation, or monitoring services related to residential or commercial security, life-safety, energy management or home automation services, (2) installation or servicing of residential or commercial solar panels or sale of electricity generated by solar panels, (3) design, engineering or manufacturing of technology or products related to residential or commercial security, life-safety, energy management or home automation services and/or (4) provision of wireless voice or data services, including internet, into the home.

(C) “Core Competitor” shall mean ADT Home Security/Broadview Security, Protection 1, Inc., Protect America, Inc., Stanley Security Solutions, Inc., Vector Security, Inc., Slomins, Inc., Monitronics International, Inc., Life Alert, Comcast Corporation, Time Warner Inc., AT&T Inc., Verizon Communications, Inc., DISH Network Corp., DIRECTV, Pinnacle and each of their respective Affiliates, and Sungevity, Inc., RPS, Sunrun Inc., Solar City, Clean Power Finance, SunPower Corporation, Corbin Solar Solutions LLC, Galkos Construction, Inc., and any of their respective current or future dealers.

(b) During the Restricted Period, Executive agrees not to make, or cause any other person to make, any communication that is intended to criticize or disparage, or has the effect of criticizing or disparaging, the Company or any of its affiliates, agents or advisors (or any of its or their respective employees, officers or directors (it being understood that comments made in Executive’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this Agreement). During the Restricted Period, the Company shall instruct its executive officers and directors to refrain from intentionally making any public communication outside the ordinary course of such person’s business that is intended to criticize or disparage, or has the effect of criticizing or disparaging, Executive. Nothing set forth herein shall be interpreted to prohibit either party from responding truthfully to incorrect public statements, making truthful statements when required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization.

Appendix A-2

(c) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Executive, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d) The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(e) The provisions of Section 1 hereof shall survive the termination of Executive’s employment for any reason, including but not limited to, any termination other than for Cause (except as otherwise set forth in Section 1 hereof).

2. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than his professional advisers who are bound by confidentiality obligations or otherwise in performance of Executive’s duties under Executive’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information—including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals—concerning the past, current or future business, activities and operations of the Company, its subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (b) made legitimately available to Executive by a third party without

Appendix A-3

breach of any confidentiality obligation of which Executive has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s family (it being understood that, in this Agreement, the term “family” refers to Executive, Executive’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of this Appendix A. This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or Affiliates; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(b) Intellectual Property.

(i) If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all of Executive’s right, title, and interest therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, other intellectual property laws, and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. If Executive creates any written records (in the form of notes, sketches, drawings, or any other tangible form or media) of any Company Works, the Executive will keep and maintain same. The records will be available to and remain the sole property and intellectual property of the Company at all times.

Appendix A-4

(ii) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.

(iii) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.

(iv) The provisions of Section 7 hereof shall survive the termination of Executive’s employment for any reason (except as otherwise set forth in Section 7(a)(iv) hereof).

Appendix A-5